Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of SL Industries, Inc. on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement of Steel Partners Holdings L.P. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 8, 2017